Exhibit 10.4

CONFIDENTIAL

October 1, 2003

Mr. Jon B. Schandler
President and CEO
White Plains Hospital Center
Davis Avenue at East Post Road
White Plains, NY 10601

Re:  FCG Loan Agreement

Dear Schandler,

In an effort to provide working capital in the event of a potential increase in the number of days that White Plains Hospital Center’s (“WP” or the “Hospital”) patient accounts receivable are outstanding (the “A/R Days Outstanding”) and the corresponding increase in the dollar amount of patient accounts receivable outstanding (the “Actual A/R”) as a result of the implementation of the Meditech software system, First Consulting Group, Inc. (“FCG”) is pleased to confirm its commitment to make a series of loans to WP in an aggregate principal amount at any one time outstanding not to exceed $4,080,000, on the terms and subject to the conditions set forth in this letter agreement (the “FCG Loan Agreement”).  Each loan will be evidenced by a promissory note (each, a “Note”) in the form of Exhibit A hereto, duly completed and executed by WP and delivered to FCG prior to FCG’s release of any funds pursuant to this FCG Loan Agreement.  WP’s ability to borrow under this FCG Loan Agreement is subject to the following terms and conditions:

Commencement Date:                           WP may only borrow under this FCG Loan Agreement after the Commencement Date (defined below) and upon the satisfaction of each “Condition to Borrow” (set forth below).  WP’s Commencement Date shall be within 90 days after the “go live” date of the “Billing Accounts Receivables” software systems in connection with the Meditech software implementation by FCG (the “Commencement Date”).  WP must designate a month end date as its Commencement Date within such 90 day period.  For example, if WP’s “go live” date occurs on June 15th, it must designate a Commencement Date of June 30, July 31 or August 31.

Maturity Dates:                                                          WP may borrow against this FCG Loan Agreement on each of the Borrowing Dates (set forth below).  Any amount borrowed on a Borrowing Date will be treated as a “term loan” and, consistent with the terms of the Notes, will be due and payable upon the 90th day after such Borrowing Date (each, a “Maturity Date”).  For example, if WP borrows $500,000 on the First Borrowing Date then such $500,000 amount will be due and payable on the 90th day following the First Borrowing Date.  Further, if WP is able to borrow $300,000 on the Second Borrowing Date, then such amount would not be due and payable until the 90th day following the Second Borrowing Date.  If the Maturity Date of an initial Borrowing occurs on the same date as the Fourth and/or Fifth Borrowing Date, WP shall be obligated to repay the initial loans on the applicable Maturity Dates and may borrow again on the new Borrowing Date based on the terms and conditions set forth in this FCG Loan Agreement.  Such repayment and borrowing processes will be conducted in a mutually agreeable and cost efficient manner.

Baseline/Measurement:                 After the execution of the IT Outsourcing Services Agreement (the “Agreement”) between FCG and Healthstar Network, Inc. dba Stellaris Health Network (“Stellaris”) dated as of the date hereof, FCG will conduct an analysis of WP’s A/R Days Outstanding and Actual A/R.  FCG will measure WP’s A/R Days Outstanding and Actual A/R during the four (4) month period immediately preceding the 1st day of the month in which the execution of the Agreement occurs (the “Baseline Measurement Period”).  During the Baseline Measurement Period, WP’s maximum monthly A/R Days Outstanding will be the “Baseline DO Threshold” and WP’s maximum monthly Actual A/R will be the “Baseline A/R Threshold.”  During the period that any amounts under the Notes are outstanding, WP will continue to operate in accordance with its bad debt reserve and “write off” policies for the calculation of A/R Days Outstanding and Actual A/R in accordance with its past customs and practices.  Such customs and practices are described in Exhibit B attached hereto, but in any event, WP’s Actual A/R and A/R Days Outstanding will be calculated “net” of its bad debt reserves and its contractual allowances.

Hospitals’ Obligations:                   WP agrees to perform the following tasks, and implement and maintain the following processes and practices commencing upon the execution of the Agreement and extending through the termination date of this FCG Loan Agreement (each, a “Hospital Obligation”):

1.                                       The allowance schedule, A/R Days Outstanding calculation, write-off policies (including bad debt, charity, courtesy, and others ) and discount policies of WP that are described in Exhibit B attached ereto shall remain constant.

2.                                       WP shall timely take all reasonable actions recommended by FCG to reduce its Actual A/R and A/R Days Outstanding between the date of the Agreement and the termination date of this FCG Loan Agreement.  Such reasonable actions shall include, without limitation, allowing FCG to use additional resources to work with WP’s personnel to reduce the Actual A/R and the A/R Days Outstanding.  Specifically, FCG will be allowed to insert resources, at FCG’s expense, to co-manage current accounts receivable within 120 days after the date of the Agreement to establish a detailed “workplan” with goals and procedures to lower WP’s accounts receivable.  Such FCG resources will provide value to WP as they are skilled professionals that generally provide consulting and operational services for other FCG clients.  The “workplan” will be created and mutually agreed upon by FCG and WP.  WP will work with FCG to dedicate sufficient staff (no less than the current staffing levels used to manage the accounts receivable) to ensure the “workplan” is accomplished.  The FCG resource will have full access to all patient accounting departments and accounts receivable information.

3.                                       The FTE level dedicated by WP during the period between the date of the Agreement and the “go live” date of the Meditech software system will average at least ninety percent (90%) of the amount of FTEs dedicated to the collection of WP’s accounts receivable during the Baseline Measurement Period.  Such

FTE level dedicated by WP after the “go live” date of the Meditech software system will equal one hundred percent (100%) of the FTEs dedicated to the collection of WP’s accounts receivable during the Baseline Measurement Period.

4.                                       The WP Chief Financial Officer shall meet with FCG at least once per month between the execution of the Agreement and the termination date of this FCG Loan Agreement to discuss and act upon, among other things, the topics set forth below:

a.                                       Current A/R Days Outstanding calculations
b.                                      Current allowance schedule
c.                                       Current bad debt actual and provision
d.                                      Current hours worked within the patient accounting department
e.                                       Current number of open account aged
f.                                         Current dollars outstanding aged
g.                                      Aged trail balance report aged for the following dollars ranges:

9,999,999.99 – 0
0 – 5,000.00
5,001.00 – 15,000.00
15,001.00 – 30,000.00
30,001.00 – 9, 999,999.99

h.                                      Monthly cash collections to include unposted
i.                                          Last 90 days of revenue

WP shall endeavor to make all of the above listed information available to FCG, subject to the reporting capabilities of WP’s financial systems.  Any information or reports that WP does not currently generate must be mutually agreed upon by WP and FCG.  The financial information (or other reasonable information) discussed above must be provided at least 5 working days prior to such monthly meetings.

Borrowing Mechanics:                     WP shall be entitled to borrow under this FCG Loan Agreement on each of the following dates (each, a “Borrowing Date”):

a.                                       Commencement Date +25 days (“First Borrowing Date”)
b.                                      Commencement Date + 55 days (“Second Borrowing Date”)
c.                                       Commencement Date + 85 days (“Third Borrowing Date”)
d.                                      Commencement Date + 115 days (“Fourth Borrowing Date”)
e.                                       Commencement Date + 145 days (“Fifth Borrowing Date”)

WP shall only be able to borrow under this FCG Loan Agreement to the extent that the Conditions to Borrow (set forth below) have been satisfied and it has not exceeded the maximum amount available to be borrowed under its FCG Loan Agreement (e.g., $4,080,000).  On each of the applicable Borrowing Dates, WP shall be able to borrow under this FCG Loan Agreement by an amount equal to the lesser of the following two calculations:

(i) the difference between the A/R Days Outstanding for the previous month-end less its Baseline DO Threshold (and only if such difference is a positive number), multiplied by $408,000; and

(ii)  the difference between the Actual A/R for the previous month-end less its Baseline A/R Threshold (and only if such difference is a positive number).

Based on the foregoing calculation, the amount WP can borrow on the Second, Third, Fourth or Fifth Borrowing Dates shall be reduced by the aggregate amount of any borrowings on a previous Borrowing Date that has not been repaid.

For example, (assuming the above calculation is based on A/R Days Outstanding) IF WP’s Baseline DO is 72 days, its A/R Days Outstanding on the First Borrowing Date is 74 days and its A/R Days Outstanding on the Second Borrowing Date is 75 days, THEN the maximum amount WP could request on the First Borrowing Date is $816,000 and the maximum amount WP could request on the Second Borrowing Date is $408,000.

Notwithstanding anything herein to the contrary, in no event shall WP be able to borrow more than $4,080,000 under this FCG Loan Agreement.

Within 3 business days of the any Borrowing Date, WP shall submit FCG a request to borrow (“Request”) which shall (i) state the amount that it would like to borrow under this FCG Loan Agreement (based on the calculations set forth above), and (ii) provide satisfactory evidence to FCG to support the amount of its A/R Days Outstanding or its Actual A/R used in the calculation.  FCG shall have the option to audit the Request, the costs of which shall be borne by WP if FCG finds any inconsistencies or errors in the A/R Days Outstanding or Actual A/R determination due to deviations from its past customs and practices for the retiring of bad debt, etc.

Conditions to Borrow:                        In addition to other customary conditions, each of the following conditions must be satisfied before WP may borrow under its FCG Loan Agreement:

1.                                       All of its Hospital Obligations (defined above) shall have been satisfied.

2.                                       WP shall have complied with the processes and procedures under “Borrow Mechanisms” (set forth above).  Specifically, (i) WP can only borrow on a Borrowing Date, and (ii) WP shall submit a Request to FCG and state the amount of money it would like to borrow based on the calculations above.

3.                                       WP may not borrow under this FCG Loan Agreement prior to the Commencement Date or after the Fifth Borrowing Date.

4.                                       WP may not borrow under this FCG Loan Agreement if it has reached the maximum limit of this FCG Loan Agreement.

5.                                       No event shall have occurred which has had or reasonably could have a material adverse effect on Stellaris or WP, and neither Stellaris nor WP shall have suffered any material loss or damage to any of its properties or assets since the Commencement Date, which change, loss or damage materially affects or impairs the ability of Stellaris or WP to conduct its business or satisfy its obligations under the FCG Loan Agreement.

6.                                       No Event of Default (defined below) by Stellaris or WP has occurred.

7.                                        WP shall have duly executed and delivered a Note for the amount that it borrows on any Borrowing Date.

Events of Default:                                              In addition to other customary events of defaults, the following shall constitute an “Event of Default:”

1.                                       The termination of the Agreement by Stellaris or FCG for any reason, or a breach by WP of the terms of this FCG Loan Agreement.

2.                                       Stellaris’ failure to timely pay all undisputed fees associated with the Agreement, including all fees associated with the Meditech software implementation and the transition services provided by FCG.

3.                                       WP’s failure to timely pay all outstanding principal amounts borrowed under this FCG Loan Agreement on the applicable Maturity Date in accordance with the terms of the Note.

4.                                       Stellaris or WP’s default under any loan, extension of credit, line of credit, credit facility, security agreement, or other agreement that would materially affect Stellaris or WP’s property, accounts receivable or the ability of WP to repay any amounts under this FCG Loan Agreements or perform its obligations under any agreement related to this FCG Loan Agreement.

5.                                       The dissolution or termination of Stellaris or WP as an operating business, the insolvency of Stellaris or WP (determined if the entity is unable to pay its debts before they become due or if its total liabilities exceed its total assets), the appointment of a receiver for Stellaris or WP’s business or property, any assignment for the benefit of creditors, any type of creditor workout, or the commencement of any proceeding under any bankruptcy or insolvency laws by or against Stellaris or WP.

6.                                       The commencement of foreclosure or forfeiture proceedings, whether by judicial proceeding, repossession or any other method, by any creditor of Stellaris or WP, or by any governmental agency against any collateral securing any loan or credit facility.

7.                                       Any change in ownership of 25% or more of Stellaris or WP.

8.                                       WP’s use of the funds borrowed from this FCG Loan Agreement to repay any of its existing debt, except if required under previously existing terms and WP does not have sufficient cash available on hand.

9.                                       Stellaris’ divestiture or sale of WP shall constitute an “Event of Default” under this FCG Loan Agreement.

Remedies upon Default:               Upon any Event of Default by WP or the termination of the Agreement, FCG may immediately declare the entire unpaid principal amount outstanding under this FCG Loan Agreement and the Notes to be immediately due and payable, and terminate this FCG Loan Agreement.  Upon any Event of Default caused by Stellaris, FCG may immediately terminate this FCG Loan Agreement and all outstanding Notes under the FCG Loan Agreement will remain due and payable upon their respective Maturity Dates.  If any principal amounts are not immediately repaid upon the applicable Maturity Dates, FCG shall begin to accrue interest charges (as set forth below) and shall be entitled to take all necessary actions to enforce WP’s repayment obligations. Upon any Event of Default caused by Stellaris, FCG shall be entitled to terminate the Agreement for cause in accordance with the terms of such Agreement.  Upon any Event of Default by WP, FCG shall be entitled to suspend all services to WP under the Agreement without being subject to any service level credits or other penalties; provided that (i) FCG provides WP with reasonable written notice of a proposed suspension, (ii) the suspension does not interfere with or have an adverse effect on FCG’s rendition of services to the other Stellaris Facilities; and (iii) FCG promptly recommences providing services to WP if WP cures its default under this FCG Loan Agreement (including interest).

Termination:                                                                           This FCG Loan Agreement shall terminate upon the earlier to occur of (i) the Fifth Borrowing Date, or (ii) an Event of Default.  WP shall not be able to borrow under this FCG Loan Agreement after such termination date.  Notwithstanding the foregoing, if Stellaris and WP does not receive a Certificate of Need for the Meditech software implementation (if required) by September 30, 2004 (or other mutually agreed upon date), or the Letter of Engagement with FCG to implement the Meditech software system or the Agreement is terminated, then this FCG Loan Agreement shall immediately terminate.

Costs and Expenses:                                Each party shall be responsible for its own fees and expenses of counsel and other professionals, and other obligations incidental to the establishment of this FCG Loan Agreement.  WP shall not be responsible for any interest charges on the Notes until after the applicable Maturity Date (or earlier in the case of an Event of Default).  If any principal amounts remain outstanding after the applicable Maturity Date (or after an Event of Default) under the Notes, such outstanding principal amounts will incur an interest charge at the prime rate, as reported in the Western Addition of the Wall Street Journal, plus 4.0%).

Governing Law:                                                          The laws of the State of New York will govern the terms of the FCG Loan Agreement.

Sincerely,

Luther Nussbaum,
Chief Executive Officer

Accepted and Agreed:

White Plains Hospital Center

Name:

Chief Executive Officer

EXHIBIT A
FORM OF NOTE

PROMISSORY NOTE

$	Borrowing Date: , 200

FOR VALUE RECEIVED, on or before              , 200   (the “Maturity Date”), the undersigned promises to pay to the order of First Consulting Group, Inc. (“FCG”), the principal sum of                                                                Dollars ($                      ) in immediately available funds, without interest.  If such principal amount is not paid on the Maturity Date, or if any Event of Default under and as defined in that certain FCG Loan Agreement dated October     , 2003 by and between the undersigned, as borrower, and FCG, as lender, as amended, restated or otherwise modified from time to time in accordance with the terms thereof (the “Loan Agreement”), the undersigned promises to pay to the order of FCG, interest on the outstanding principal balance hereof, until paid in full, at a rate per annum equal to the sum of (i) the prime rate, as reported in the Western Addition of the Wall Street Journal, plus (ii) 4.0%, which interest shall be computed for actual days elapsed on the basis of a year consisting of 365 – or, when appropriate, 366 – days (but in no event in excess of the maximum amount permitted by applicable law).  Capitalized terms used and not otherwise defined herein shall have the meanings attributed thereto in the Loan Agreement.

The Loan evidenced hereby may be prepaid by the undersigned at any time without premium or penalty. Each payment of principal or interest hereunder shall be made in immediately available funds.  If any payment shall become due and payable on a Saturday, Sunday or legal holiday under the laws of California or New York, such payment shall be made on the next succeeding business day in both such states and any such extended time of the payment of principal or interest shall be included in computing interest, if applicable, at the rate this Note bears in connection with such payment.

Except as expressly set forth in the Loan Agreement, upon the occurrence of an Event of Default (other than an Event of Default arising from an Event of Bankruptcy with respect to the undersigned), the outstanding principal balance hereof may be declared by FCG to be immediately due and payable, whereupon the full unpaid amount of the Loan evidenced hereby shall become immediately due and payable without further notice, demand or presentment, all of which are hereby expressly waived.

THE UNDERSIGNED EXPRESSLY WAIVES ITS RIGHT TO TRIAL BY JURY AND ANY PRESENTMENT, DEMAND, PROTEST OR NOTICE IN CONNECTION WITH THIS NOTE NOW, OR HEREAFTER, REQUIRED BY APPLICABLE LAW AND AGREES TO PAY ALL REASONABLE COSTS AND EXPENSES OF COLLECTION AND ENFORCEMENT HEREOF INCLUDING, WITHOUT LIMITATION, ALL REASONABLE ATTORNEYS’ FEES AND DISBURSEMENTS.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

WHITE PLAINS HOSPITAL CENTER

By:

Title:

EXHIBIT B
CUSTOMS AND PRACTICES